As filed with the Securities and Exchange Commission on August 16, 2002

                                                                                            Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RUDDICK CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina (State or Other Jurisdiction of Incorporation or Organization)	56-0905940 (I.R.S. Employer Identification No.)
301 S. Tryon Street, Suite 1800 Charlotte, North Carolina (Address of Principal Executive Offices)	28202 (Zip Code)

RUDDICK CORPORATION
FLEXIBLE DEFERRAL PLAN
(Full Title of the Plan)

DOUGLAS J. YACENDA
Secretary
Ruddick Corporation
301 S. Tryon Street, Suite 1800
Charlotte, North Carolina 28202
(Name and Address of Agent for Service)

(704) 372-5404
Telephone Number, Including Area Code, of Agent for Service

Copy to:
RICHARD W. VIOLA, ESQ.
Helms Mulliss & Wicker, PLLC
201 North Tryon Street
Charlotte, North Carolina 28202
Telephone: (704) 343-2149

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Obligation(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations	$10,000,000	100%	$10,000,000	$920.00

(1) The deferred compensation obligations ("Deferred Compensation Obligations") are unsecured obligations of Ruddick Corporation to pay deferred compensation in the future in accordance with the terms of the Ruddick Corporation Flexible Deferral Plan (the "Plan"). Participants in the Plan may elect among various investment options. These investments will accrue earnings (or losses) on the Deferred Compensation Obligations based on their respective performance.

(2) Estimated solely for the purpose of determining the registration fee.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus (the "Prospectus") that meets the requirements of Sections 10(a) of the Securities Act.

          The financial statements of Ruddick Corporation (the "Registrant") as of September 30, 2001 and October 1, 2000 and for each of the three years in the period ended September 30, 2001 included in the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 (File No. 1-6905) have been audited by Arthur Andersen LLP, independent public accountants. However, the Registrant has been unable to obtain the written consent of Arthur Andersen LLP with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of Arthur Andersen LLP in reliance upon Rule 437a of the Securities Act. As a result, Plan participants may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact or any omissions to state a material fact, if any, contained in such financial statements of the Registrant in the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, which are incorporated by reference in this Registration Statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein and in the Prospectus constituting a part of this Registration Statement:

          (a) The Registrant's Annual Report on Form 10-K for the year ended September 30, 2001, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

           (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended December 30, 2001, March 31, 2002 and June 30, 2002, filed pursuant to Section 13 of the Exchange Act; and

           (c) The Registrant's Current Reports on Form 8-K dated October 30, 2001, December 20, 2001, January 22, 2002, March 1, 2002, April 18, 2002 and July 23, 2002.

          Any document filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment hereto which either indicates that all securities offered hereto have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and the

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Prospectus and to be a part hereof and thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the Prospectus.

      The Registrant will provide without charge to each person to whom the Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein and in the Prospectus by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Douglas J. Yacenda, Secretary, Ruddick Corporation, 301 S. Tryon Street, Suite 1800, Charlotte, North Carolina 28202. Telephone requests may be directed to (704) 372-5404.

         The financial statements of the Registrant as of September 30, 2001 and October 1, 2000 and for each of the three years in the period ended September 30, 2001 included in the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 (File No. 1-6905) have been audited by Arthur Andersen LLP, independent public accountants. However, the Registrant has been unable to obtain the written consent of Arthur Andersen LLP with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of Arthur Andersen LLP in reliance upon Rule 437a of the Securities Act. As a result, Plan participants may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact or any omissions to state a material fact, if any, contained in such financial statements of the Registrant in the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, which are incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

         The $10,000,000 of Deferred Compensation Obligations being registered under this Registration Statement may be offered to certain eligible employees of the Registrant and its subsidiaries pursuant to the Ruddick Corporation Flexible Deferral Plan (the "Plan").

         The Deferred Compensation Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The Registrant is under no obligation and does not intend to fully fund the Deferred Compensation Obligations. The Registrant plans to establish a trust to hold assets of the Plan. However, these assets remain general assets of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. Because the Registrant is a holding company, the right of the Registrant, and consequently the right of creditors of the

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Registrant (including participants in the Plan) to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the claims of creditors of the subsidiary, except to the extent that claims of the Registrant as a creditor may be recognized.

        The amount of compensation deferred by each participant is determined in accordance with each participant's deferral election and the provisions of the Plan. The Plan provides the investment of each participant's deferral account in such investments as the participant may have elected from among various investment options in each Plan year. Currently, a participant's deferral account is indexed to the investment elections made by such participant in accordance with the Plan. The Deferred Compensation Obligations are bookkeeping accounts, the returns on which are measured by the performance of certain investment vehicles. Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any Deferred Compensation Obligations. All deferral accounts together with earnings thereon will be payable upon the termination of the deferral period, retirement, death, total disability or termination of employment in a single lump sum or in installments in accordance with the terms of the Plan.

         The Registrant reserves the right to amend or terminate the Plan at any time, except that no amendment or termination may adversely affect the rights of any participant with respect to amounts to which the participant is entitled prior to the date of amendment or termination.

         The Deferred Compensation Obligations are not convertible into any other security of the Registrant. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Registrant. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations and each participant will be responsible for acting independently with respect to the enforcement of any rights they may have.

Item 5. Interest of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

          There are no provisions in the Registrant's Restated Articles of Incorporation and no contracts between the Registrant and its directors and officers nor resolutions adopted by the Registrant, relating to indemnification. The Registrant's Restated Articles of Incorporation prevent the recovery by the Registrant of monetary damages against its directors. However, in accordance with the provisions of the North Carolina Business Corporation Act (the "Act"), the Registrant's Bylaws provide that, in addition to the indemnification of directors and officers otherwise provided by the Act, the Registrant shall, under certain circumstances, indemnify its directors and officers (as well as certain other persons) against any and all liability and expense, including reasonable attorneys' fees, arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities that were at the time known or reasonably should have been known by such director or officer to be clearly in conflict with the best interests of the Registrant. Pursuant to such Bylaws and as authorized by

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statute, the Registrant maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Bylaw or otherwise.

          In addition to the above-described provisions, Sections 55-8-50 through 55-8-58 of the Act contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the Act permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) that his conduct in his official capacity with the corporation was in its best interests and (y) in all other cases his conduct was at least not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him. The above standard of conduct is determined by the Board of Directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

         Sections 55-8-52 and 55-8-56 of the Act require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party against reasonable expenses when he is wholly successful in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if he is adjudged fairly and reasonably so entitled under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent as a director or as otherwise set forth in the corporation's articles of incorporation or bylaws or by a resolution of the Board of Directors.

         In addition, Section 55-8-57 of the Act permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

         The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made and accordingly are incorporated by reference as Exhibit 99.1 of this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable

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Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit
5.1	Opinion of Helms Mulliss & Wicker, PLLC
23.1	Consent of Helms Mulliss & Wicker, PLLC (included in Exhibit 5.1)
23.2	Consent of Arthur Andersen LLP, independent certified public account(1)
24.1	Power of Attorney (included on the signature page contained in Part II hereof).
99.1	Provisions of North Carolina law relating to indemnification of directors and officers (incorporated by reference to Exhibit 99.2 of the Registrant's Registration Statement on Form S-8, Registration No. 333-19085).

(1) The financial statements of the Registrant as of September 30, 2001 and October 1, 2000 and for each of the three years in the period ended September 30, 2001 included in the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 (File No. 1-6905) have been audited by Arthur Andersen LLP, independent public accountants. However, the Registrant has been unable to obtain the written consent of Arthur Andersen LLP with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of Arthur Andersen LLP in reliance upon Rule 437a of the Securities Act. As a result, Plan participants may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact or any omissions to state a material fact, if any, contained in such financial statements of the Registrant in the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, which are incorporated by reference in this Registration Statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a

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fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has

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been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on August 15, 2002.

RUDDICK CORPORATION

By: /s/ THOMAS W. DICKSON
Thomas W. Dickson
President and Chief Executive Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below and on the following page constitutes and appoints each of Thomas W. Dickson, John B. Woodlief and Douglas A. Stephenson as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that any said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ THOMAS W. DICKSON Thomas W. Dickson	President, Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2002
/S/ JOHN B. WOODLIEF John B. Woodlief	Vice President-Finance and Chief Financial Officer (Principal Financial Officer)	August 15, 2002
/S/DOUGLAS A. STEPHENSON Douglas A. Stephenson	Vice President and Treasurer (Principal Accounting Officer)	August 15, 2002
/S/JOHN R. BELK John R. Belk	Director	August 15, 2002
/S/ EDWIN B. BORDEN, JR. Edwin B. Borden, Jr.	Director	August 15, 2002
/S/ ALAN T. DICKSON Alan T. Dickson	Director	August 15, 2002
/S/ R. STUART DICKSON R. Stuart Dickson	Director	August 15, 2002
/S/ RODDEY DOWD, SR. Roddey Dowd, Sr.	Director	August 15, 2002
James E. S. Hynes	Director	2002
/S/ HUGH L. MCCOLL, JR. Hugh L. McColl, Jr.	Director	August 15, 2002
/S/ ANNA S. NELSON Anna S. Nelson	Director	August 15, 2002
Robert H. Spilman, Jr.	Director	2002
/S/ HAROLD C. STOWE Harold C. Stowe	Director	August 15, 2002
/S/ ISAIAH TIDWELL Isaiah Tidwell	Director	August 15, 2002

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Helms Mulliss & Wicker, PLLC
23.1	Consent of Helms Mulliss & Wicker, PLLC (included in Exhibit 5.1)
23.2	Consent of Arthur Andersen LLP, independent certified public account(1)
24.1	Power of Attorney (included on the signature page contained in Part II hereof).
99.1	Provisions of North Carolina law relating to indemnification of directors and officers (incorporated by reference to Exhibit 99.2 of the Registrant's Registration Statement on Form S-8, Registration No. 333-19085).

(1) The financial statements of the Registrant as of September 30, 2001 and October 1, 2000 and for each of the three years in the period ended September 30, 2001 included in the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 (File No. 1-6905) have been audited by Arthur Andersen LLP, independent public accountants. However, the Registrant has been unable to obtain the written consent of Arthur Andersen LLP with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of Arthur Andersen LLP in reliance upon Rule 437a of the Securities Act. As a result, Plan participants may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact or any omissions to state a material fact, if any, contained in such financial statements of the Registrant in the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, which are incorporated by reference in this Registration Statement.